FACTSET ACQUIRES LIQUIDITYBOOK

Integrating adjacent workflows across the front office to connect the full portfolio life cycle

Adds technology-forward order management (OMS) and investment book of record (IBOR) capabilities
NORWALK, Conn., February 10, 2025 – FactSet (NYSE: FDS | NASDAQ: FDS), a global financial digital platform and enterprise solutions provider, today announced the acquisition of LiquidityBook for a gross purchase price of $246.5 million in cash.
LiquidityBook provides cloud-native trading solutions to hedge fund, asset and wealth management, outsourced trading, and sell-side middle office clients and operates a proprietary FIX network that enables streamlined connectivity to over 200 brokers and order routing to more than 1,600 destinations across 80 markets globally.

Over the past year, the two companies partnered to enable a turnkey integration of LiquidityBook’s flagship order management system (OMS) into the FactSet Workstation to seamlessly link adjacent steps in the front office trade workflow, from security research and portfolio construction to order creation and trade execution. The acquisition takes this successful partnership one step further to accelerate FactSet’s mission to connect the front office with the middle office. FactSet’s ability to serve the integrated workflow needs of clients across the portfolio life cycle will be enhanced by combining LiquidityBook’s modern and scalable order management, pre-trade compliance, and investment book of record (IBOR) capabilities with FactSet’s industry-leading investment research, execution management, performance, reporting, and portfolio analytics solutions.

“This acquisition is further evidence of FactSet’s commitment to streamlining workflows across the entire portfolio life cycle to reduce our clients’ total cost of ownership,” said Rob Robie, Executive Vice President, Head of Institutional Buy Side, FactSet. “Clients want to spend their time on actionable investment decisions, not jumping between disparate research, portfolio management, and trading platforms. Deeper integration of LiquidityBook’s OMS and IBOR into the FactSet Workstation will enable a consolidated front office solution that meets the increasingly sophisticated needs of our clients.”

Founded in 2005 and headquartered in New York with approximately 70 employees worldwide, LiquidityBook offers a modular platform for the full trading life cycle, enabling multi-asset class portfolio, order, and execution management capabilities. Architected to scale on a cloud-native, multi-tenant foundation, its solutions enable clients to track intraday portfolio holdings, initiate and monitor trade orders, ensure pre-trade and regulatory compliance, manage client/broker commissions, and process post-trade reconciliations through a single code base for every use case.

“Since inception, LiquidityBook has focused on developing a modular solution on scalable architecture purpose-built to support the most sophisticated multi-asset trading workflows with a distinct advantage over inflexible, refactored legacy systems,” said Kevin Samuel, CEO, LiquidityBook. “We look forward to continuing this mission as part of FactSet to meet the growing workflow needs of clients across the trade life cycle without compromising on functionality.”

“We are excited to bring two talented teams together to expand on the existing partnership in place,” said Shawn Samuel, CTO, LiquidityBook. “The value proposition of combining our complementary solutions is already client-validated and market-tested. Joining forces now to capitalize on this opportunity is the natural next step to delivering increased value and flexibility to clients.”

The acquisition closed on February 7, 2025 and was funded by borrowings under FactSet’s existing revolving credit facility. The transaction is expected to be modestly dilutive to FactSet’s fiscal 2025 GAAP and adjusted diluted EPS.

FactSet’s advisors on the transaction include Citi as financial advisor and Cravath, Swaine & Moore as legal advisor. LiquidityBook’s advisors include IA Global Capital as financial advisor and Curtis, Mallet-Prevost, Colt & Mosle as legal advisor.

Forward-Looking Statements

This news release contains forward-looking statements based on management's current expectations, projections, beliefs and assumptions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

About FactSet

FactSet (NYSE:FDS | NASDAQ:FDS) helps the financial community to see more, think bigger, and work better. Our digital platform and enterprise solutions deliver financial data, analytics, and open technology to more than 8,200 global clients, including over 218,000 individual users. Clients across the buy-side and sell-side as well as wealth managers, private equity firms, and corporations achieve more every day with our comprehensive and connected content, flexible next-generation workflow solutions, and client-centric specialized support. As a member of the S&P 500, we are committed to sustainable growth and have been recognized amongst the Best Places to Work in 2023 by Glassdoor as a Glassdoor Employees’ Choice Award winner. Learn more at www.factset.com and follow us on X and LinkedIn.

About Liquidity Book

LiquidityBook is a leading provider of cloud-native buy- and sell-side trading solutions and is trusted by many of the industry’s largest and most sophisticated firms. The LiquidityBook platform is easily configurable and enhanced daily with client requests, giving these firms peace of mind that their trading platform will adapt and scale as they grow. A disruptive force in the market for nearly 20 years, the founder-led LiquidityBook backs their platform with unparalleled support and employs a client-centric business model with no hidden fees. For more information, please visit www.liquiditybook.com or contact sales@liquiditybook.com.

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